EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2021 Net Income of $6.8 million, or $1.45 per Share

ELMIRA, N.Y., July 22, 2021 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.8 million, or $1.45 per share, for the second quarter of 2021, compared to $5.8 million, or $1.20 per share, for the second quarter of 2020.

“Chemung Financial Corporation delivered strong financial results in the second quarter, with earnings per share increasing to $1.45, the highest-recorded number in our nearly 188-year-history,” said Anders M. Tomson, President & CEO. “The continued strong performance of our Corporation allowed us to reward our shareholders in May with a quarterly dividend increase of $0.05 per share, or 19.2 percent, which represented the Corporation’s first dividend increase since 2012,” Tomson added. “As we move into the second half of 2021, I am excited about the significant growth opportunities that lie ahead of us as we continue to execute on our strategic plan.”

Second Quarter Highlights1:

  Second quarter earnings per share grew to $1.45 per share from the prior quarter, ended March 31, 2021, of $1.39 per share, representing the highest earnings per share recorded in the Corporation's nearly 188-year history.

  Second quarter dividends per share increased 19.2% to $0.31 per share, from $0.26 per share in the prior quarter.

  The total provision for loan losses was a credit of $0.2 million primarily due to the $1.5 million release of pandemic related provision, offset by the impairment of a commercial real estate loan.

  Non-performing loans decreased from $9.3 million as of March 31, 2021 to $8.6 million as of June 30, 2021, representing 0.55% of total loans.

  Book Value1 per share increased 4.7% from $41.60 per share as of March 31, 2021, to $43.57 per share as of June 30, 2021.

  Tangible Book Value2 per share increased 5.4% from $36.91 per share as of March 31, 2021, to $38.90 per share as of June 30, 2021.

1 Balance sheet comparisons are calculated as of June 30, 2021 versus December 31, 2020.
2 See GAAP to Non-GAAP Reconciliations, included within.

2nd Quarter 2021 vs 2nd Quarter 2020

Net Interest Income:

Net interest income for the second quarter of 2021 totaled $16.1 million compared to $15.6 million for the same period in the prior year, an increase of $0.5 million, or 3.1%, due primarily to an increase of $0.6 million in interest and dividend income on taxable securities, offset by a decrease of $0.1 million in interest income on interest-earning deposits.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $372.1 million. The decrease in interest income on interest-earning deposits was due primarily to the drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 0.33% in the second quarter of 2020 to 0.15% in the second quarter of 2021, and a decrease in the average balance of interest-earning deposits in the second quarter of 2021 when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 2.76% for the second quarter 2021, compared to 3.26% for the same period in the prior year. Average interest-earning assets increased $421.8 million for the three months ended June 30, 2021 compared to the same period in the prior year. The average yield on interest-earning assets decreased 55 basis points for the three months ended June 30, 2021 compared to the same period in the prior year, while the average cost of interest-bearing liabilities decreased six basis points, when compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the three months ended June 30, 2021 was $6.5 million compared to $5.1 million for the same period in the prior year, an increase of $1.4 million, or 27.8%. The increase in the current quarter was due primarily to increases of $0.5 million in wealth management group fee income, $0.3 million in interchange revenue from debit card transactions, $0.2 million in service charges on deposit accounts and a $0.7 million one-time refund of real estate, sales tax and Mastercard incentives as compared to the same period in the prior year. The increase in wealth management group fee income was primarily attributed to an increase in the market value of total assets under management or administration. The increase in interchange revenue from debit card transactions in the current quarter was primarily attributable to an increase in consumer spending when compared to the same period in the prior year. The increase in service charges on deposit accounts in the current quarter was primarily attributable to an increase in NSF and overdraft fees when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the second quarter of 2021 was $13.9 million compared to $13.2 million for the same period in the prior year, an increase of $0.6 million, or 4.7%. The increase can be mostly attributed to decreased spending in the prior year due to the worldwide pandemic, resulting in increases in most non-interest expense categories in the current quarter. Increases were offset by a decrease in other components of net periodic pension cost (benefits) and the $0.3 million release of a reserve established at December 31, 2020 related to the settlement with NYS Department of Financial Services as described in the Corporation's Form 8-K filed June 29, 2021. FDIC insurance increased $0.1 million primarily due to an increase in the assessment base due to increased average asset balances.

Income Tax Expense:

Income tax expense for the second quarter of 2021 was $2.1 million compared to $1.4 million for the same period in the prior year, an increase of $0.7 million. The effective tax rate for the current quarter increased to 23.4% compared to 18.9% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

2nd Quarter 2021 vs 1st Quarter 2021

Net Interest Income:

Net interest income for the second quarter of 2021 totaled $16.1 million compared to $15.8 million for the prior quarter, an increase of $0.3 million, or 1.9%, due primarily to increases of $0.1 million in interest income and fees from loans and $0.1 million in interest and dividend income on taxable securities, and a decrease of $0.1 million in total interest expense on deposits.

The increase in interest income and fees from loans was primarily due to an increase of $0.1 million in interest income on commercial loans primarily attributable to a $28.2 million increase in average balances on commercial loans and the recognition of PPP loan fees, partially offset by a decrease in commercial loan portfolio average yield due to a decrease in interest rates. The Corporation recorded $1.0 million of PPP fees in the second quarter of 2021, of which $0.5 million represented accelerated recognition of fees related to SBA loan forgiveness of $54.5 million in loan balances. In the first quarter of 2021, $1.1 million of PPP fees were recorded, of which $0.5 million represented accelerated recognition of fees related to SBA loan forgiveness of $34.4 million in loan balances.

The increase in interest and dividend income on taxable securities can be primarily attributed to an increase in average invested balances of $91.7 million in the second quarter of 2021 as compared to the prior quarter. The decrease in interest expense on deposits was primarily due to decreases in average interest rates paid on interest-bearing checking, savings and money market products.

Fully taxable equivalent net interest margin was 2.76% in the current quarter compared to 2.86% in the prior quarter. Average interest-earning assets increased $101.6 million in the current quarter compared to the prior quarter, while the average yield on interest-earning assets decreased 13 basis points from 3.03% in the prior quarter to 2.90% in the current quarter.

The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation continually evaluates various qualitative factors used to calculate the provision. As of June 30, 2021, a $2.5 million pandemic related provision remains as part of the allowance, a decrease of $1.5 million from March 31, 2021.

Non-Interest Income:

Non-interest income for the second quarter of 2021 was $6.5 million compared to $5.6 million for the prior quarter, an increase of $0.9 million, or 15.5%. The increase was mostly attributed to increases of $0.1 million in wealth management group fee income, $0.1 million in interchange revenue from debit card transactions, and a $0.7 million one-time refund of real estate, sales tax and Mastercard incentives. The increase in wealth management group fee income was primarily attributed to increases in the market value of assets under management and tax preparation fee revenue.

Non-Interest Expense:

Non-interest expense for the second quarter of 2021 was $13.9 million compared to $13.4 million for the prior quarter, an increase of $0.5 million, or 3.7%. The increase can be mostly attributed to increases of $0.3 million in salaries and wage expense, and $0.2 million in marketing and advertising expenses, offset by the $0.3 million release of a reserve established at December 31, 2020 related to the settlement with NYS Department of Financial Services as described in the Corporation's Form 8-K filed June 29, 2021. The increase in salaries and wage expense was primarily attributed to seasonal factors in the second quarter of 2021 when compared to the prior quarter. The increase in marketing and advertising expense was primarily due to the timing of various projects.

Income Tax Expense:

Income tax expense for the second quarter of 2021 was $2.1 million compared to $1.8 million for the prior quarter, an increase of $0.3 million in income tax expense. The effective tax rate for the current quarter increased to 23.4% compared to 21.4% in the prior period.

Asset Quality

Non-performing loans totaled $8.6 million at June 30, 2021, or 0.55% of total loans, compared to $10.0 million or 0.65% of total loans at December 31, 2020. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.8 million, or 0.37% of total assets, at June 30, 2021, compared to $10.2 million, or 0.45% of total assets, at December 31, 2020. The decrease in non-performing loans can mostly be attributed to payments received on non-performing residential mortgages and home equity lines and loans. The decrease in non-performing assets can be primarily attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. During 2020, management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics. Based on this approach, the Corporation adjusted the COVID-19 pandemic specific provision for the second quarter of 2021. The total provision for loan losses was a credit of $0.2 million primarily due to favorable recovery experience during the second quarter of 2021. Net charge-offs for the second quarter of 2021 were $0.1 million, compared to net recoveries of $0.2 million for the first quarter of 2021.

The allowance for loan losses was $20.7 million at June 30, 2021 and $20.9 million at December 31, 2020. The allowance for loan losses was 240.89% of non-performing loans at June 30, 2021 compared to 210.25% at December 31, 2020. The ratio of the allowance for loan losses to total loans was 1.33% at June 30, 2021 compared to 1.36% at December 31, 2020. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.46% at June 30, 2021. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. Based upon management review of these factors, the pandemic-related portion of the allowance decreased $1.5 million during the second quarter of 2021 to $2.5 million as of June 30, 2021.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs. The Consolidated Appropriations Act (CAA) signed in December, 2020 extended the provisions of Section 4013 to January 1, 2022.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. At its highest point as of May 31, 2020, total loan forbearances represented 15.77% of the Corporation's total loan portfolio. As of June 30, 2021, total loan forbearances represent 1.32% of the total loan portfolio.

COVID-19 Loan Modifications Outstanding As Of
	June 30, 2020		September 30, 2020		December 31, 2020		March 31, 2021		June 30, 2021
	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance	# Clients	Total Loan Balance

Commercial	172	$167.7 million	31	$43.3 million	13	$19.8 million	22	$25.2 million	19	$20.3 million
Retail and Residential	457	$18.0 million	43	$2.5 million	18	$1.0 million	16	$1.1 million	5	$0.2 million

The above reflects the uncertain economic situation whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans.

Balance Sheet Activity

Total assets were $2.381 billion at June 30, 2021 compared to $2.279 billion at December 31, 2020, an increase of $101.3 million, or 4.4%. The increase can be mostly attributed to increases of $133.0 million in securities available for sale, at estimated fair value, and $21.5 million in loans, net of deferred fees, offset by a decrease of $51.7 million in total cash and cash equivalents. The increase in securities available for sale can be mostly attributed to purchases of $215.5 million, offset by a decrease of $71.8 million in paydowns, and a decrease in the value of the portfolio of $8.4 million due to increases in interest rates. The increase in loans, net of deferred loan fees, was due primarily to the growth of $19.9 million in commercial loans and $7.3 million in residential mortgages, offset by a decrease of $5.7 million in consumer loans. PPP loans resulted in a net decrease of $11.2 million to the total loan portfolio as of June 30, 2021 due to a total of $88.9 million of paydowns received from the SBA. The PPP loan program ended May 31, 2021 precluding further originations. The decrease in cash and cash equivalents was primarily due to changes in deposits, securities, and loans.

Total liabilities were $2.177 billion at June 30, 2021 compared to $2.080 billion at December 31, 2020, an increase of $97.0 million, or 4.7%. The increase in total liabilities can primarily be attributed to an increase of $100.4 million, or 4.9% in deposits, offset by a decrease of $3.7 million in other liabilities. The increase in deposits was due primarily to increases of $57.3 million in consumer deposits, $34.8 million in commercial deposits, and $8.2 million in public deposits. The increase in deposits was partially attributed to the collection of stimulus checks and PPP loan disbursements. The decrease in other liabilities was due primarily to a decrease of $4.0 million in interest rate swap liabilities.

Total shareholders’ equity was $204.0 million at June 30, 2021 compared to $199.7 million at December 31, 2020, an increase of $4.3 million, or 2.1%, primarily due to a $10.7 million increase in retained earnings, offset by a decrease in accumulated other income (loss). The increase in retained earnings of $10.7 million was due primarily to net income of $13.3 million offset by $1.5 million in dividends declared. The $6.3 million decrease in accumulated other comprehensive income (loss) can mostly be attributed to a decrease in the fair market value of the securities portfolio. Treasury stock increased $0.4 million primarily due to the Corporation's common stock repurchase program, offset by the impact of the issuance of shares related to the Corporation's employee benefit plans and directors' stock plans. As of June 30, 2021, a total of 26,456 shares have been repurchased at an average cost of $36.52 per share.

The total equity to total assets ratio was 8.57% at June 30, 2021 compared to 8.76% at December 31, 2020. The tangible equity to tangible assets ratio was 7.72% at June 30, 2021 compared to 7.87% at December 31, 2020. Book value per share increased to $43.57 at June 30, 2021 from $42.53 at December 31, 2020. As of June 30, 2021, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.246 billion at June 30, 2021, including $328.5 million of assets under management or administration for the Corporation, compared to $2.091 billion at December 31, 2020, including $305.5 million of assets under management or administration for the Corporation, an increase of $155.6 million, or 7.44%. The increase in total assets under management or administration for the Corporation can be mostly attributed to an increase in the market value of the assets under management.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of June 30, 2021, a total of 26,456 shares of common stock at a total cost of $1.0 million were repurchased by the Corporation under its share repurchase program. The weighted average cost was $36.52 per share repurchased. Remaining buyback authority under the share repurchase program was 223,544 shares at June 30, 2021.

Chemung Financial's COVID-19 Pandemic Update

The Corporation continues to monitor the COVID-19 pandemic while following guidance from the Centers for Disease Control (CDC) and the Department of Health (DOH). At this time, our offices remain fully open and facemasks are optional for employees and customers who are fully vaccinated. Efforts to assist our customer base through the Forgiveness phase of the Small Business Administration's (SBA's) Paycheck Protection Program (PPP) continue.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, securities sold under agreements to repurchase, and other borrowings. As of June 30, 2021, the Corporation's cash and cash equivalents balance was $56.8 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of June 30, 2021, the Corporation's investment in securities available for sale was $687.6 million, $467.6 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $78.6 million, as of June 30, 2021. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the second quarter 2021 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during 2021. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.4 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2020 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2021	2021	2020	2020	2020
ASSETS
Cash and due from financial institutions	$27,439	$30,602	$29,467	$35,327	$28,689
Interest-earning deposits in other financial institutions	29,358	126,397	79,071	114,575	126,473
Total cash and cash equivalents	56,797	156,999	108,538	149,902	155,162
Equity investments	2,856	2,718	2,542	2,291	2,169
Securities available for sale	687,594	626,195	554,611	396,300	317,061
Securities held to maturity	2,981	2,453	2,469	3,047	3,597
FHLB and FRB stocks, at cost	3,562	3,164	3,150	3,150	3,150
Total investment securities	694,137	631,812	560,230	402,497	323,808
Commercial	1,105,520	1,128,241	1,085,554	1,095,170	1,065,901
Mortgage	246,667	245,231	239,401	227,372	207,999
Consumer	205,812	207,477	211,508	215,951	224,098
Loans, net of deferred loan fees	1,557,999	1,580,949	1,536,463	1,538,493	1,497,998
Allowance for loan losses	(20,676)	(20,909)	(20,924)	(24,590)	(24,130)
Loans, net	1,537,323	1,560,040	1,515,539	1,513,903	1,473,868
Loans held for sale	—	295	170	2,059	1,491
Premises and equipment, net	19,094	19,541	20,119	20,891	21,395
Operating lease right-of-use assets	7,274	7,335	7,145	7,474	7,650
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	68	157	258	371	491
Accrued interest receivable and other assets	41,339	41,774	43,086	43,802	43,063
Total assets	$2,380,712	$2,442,495	$2,279,451	$2,165,014	$2,050,921
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$674,205	$693,785	$620,423	$619,412	$616,736
Interest-bearing demand deposits	276,250	285,934	282,172	270,949	246,470
Money market accounts	669,953	661,132	603,583	579,574	538,006
Savings deposits	276,496	270,778	245,865	248,751	239,334
Time deposits	241,283	298,752	285,731	205,503	170,710
Total deposits	2,138,187	2,210,381	2,037,774	1,924,189	1,811,256
Advances and other debt	3,724	3,788	3,849	4,155	3,969
Operating lease liabilities	7,409	7,462	7,264	7,584	7,752
Accrued interest payable and other liabilities	27,415	26,080	30,865	32,081	33,355
Total liabilities	2,176,735	2,247,711	2,079,752	1,968,009	1,856,332
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,081	47,025	46,764	46,892	46,758
Retained earnings	178,673	173,325	168,006	163,987	159,505
Treasury stock, at cost	(17,972)	(17,867)	(17,525)	(15,569)	(13,869)
Accumulated other comprehensive income (loss)	(3,858)	(7,752)	2,401	1,642	2,142
Total shareholders' equity	203,977	194,784	199,699	197,005	194,589
Total liabilities and shareholders' equity	$2,380,712	$2,442,495	$2,279,451	$2,165,014	$2,050,921
Period-end shares outstanding	4,681	4,682	4,695	4,746	4,804

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
(in thousands, except per share data)	2021	2020	Change	2021	2020	Change
Interest and dividend income: Loans, including fees	$14,692	$14,666	0.2	$29,309	$28,894	1.4
Taxable securities	1,951	1,397	39.7	3,753	2,884	30.1
Tax exempt securities	266	265	0.4	527	536	(1.7)
Interest-earning deposits	36	144	(75.0)	96	542	(82.3)
Total interest and dividend income	16,945	16,472	2.9	33,685	32,856	2.5
Interest expense: Deposits	832	827	0.6	1,753	2,113	(17.0)
Borrowed funds	34	54	(37.0)	67	90	(25.6)
Total interest expense	866	881	(1.7)	1,820	2,203	(17.4)
Net interest income	16,079	15,591	3.1	31,865	30,653	4.0
Provision for loan losses	(150)	260	(157.7)	(409)	3,310	(112.4)
Net interest income after provision for loan losses	16,229	15,331	5.9	32,274	27,343	18.0
Non-interest income: Wealth management group fee income	2,803	2,323	20.7	5,481	4,552	20.4
Service charges on deposit accounts	732	564	29.8	1,449	1,554	(6.8)
Interchange revenue from debit card transactions	1,262	982	28.5	2,385	1,907	25.1
Change in fair value of equity investments	102	156	(34.6)	188	(90)	(308.9)
Net gains on sales of loans held for sale	342	288	18.8	642	363	76.9
Net gains (losses) on sales of other real estate owned	—	(48)	N/M	(18)	(77)	(76.6)
Income from bank owned life insurance	12	14	(14.3)	27	133	(79.7)
Other	1,239	801	54.7	1,959	1,468	33.4
Total non-interest income	6,492	5,080	27.8	12,113	9,810	23.5
Non-interest expense: Salaries and wages	6,037	5,822	3.7	11,799	11,590	1.8
Pension and other employee benefits	1,480	1,334	10.9	2,939	2,850	3.1
Other components of net periodic pension and postretirement benefits	(391)	(243)	60.9	(782)	(508)	53.9
Net occupancy	1,491	1,430	4.3	3,014	2,952	2.1
Furniture and equipment	410	560	(26.8)	776	1,035	(25.0)
Data processing	2,048	1,939	5.6	4,051	3,853	5.1
Professional services	535	531	0.8	989	860	15.0
Amortization of intangible assets	89	119	(25.2)	190	251	(24.3)
Marketing and advertising	284	82	246.3	410	406	1.0
Other real estate owned expense	5	5	—	17	34	(50.0)
FDIC insurance	329	229	43.7	719	479	50.1
Loan expense	290	187	55.1	524	497	5.4
Other	1,244	1,232	1.0	2,558	2,677	(4.4)
Total non-interest expense	13,851	13,227	4.7	27,204	26,976	0.8
Income before income tax expense	8,870	7,184	23.5	17,183	10,177	68.8
Income tax expense	2,075	1,357	52.9	3,858	1,859	107.5
Net income	$6,795	$5,827	16.6	$13,325	$8,318	60.2
Basic and diluted earnings per share	$1.45	$1.20		$2.84	$1.71
Cash dividends declared per share	0.31	0.26		0.57	0.52
Average basic and diluted shares outstanding	4,683	4,850		4,688	4,868
N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited) (in thousands, except per share data)	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
RESULTS OF OPERATIONS Interest income	$16,945	$16,740	$17,337	$16,714	$16,472	$33,685	$32,856
Interest expense	866	954	940	845	881	1,820	2,203
Net interest income	16,079	15,786	16,397	15,869	15,591	31,865	30,653
Provision (credit) for loan losses	(150)	(259)	250	679	260	(409)	3,310
Net interest income after provision for loan losses	16,229	16,045	16,147	15,190	15,331	32,274	27,343
Non-interest income	6,492	5,621	5,975	5,339	5,080	12,113	9,810
Non-interest expense	13,851	13,353	15,597	13,362	13,227	27,204	26,976
Income before income tax expense	8,870	8,313	6,525	7,167	7,184	17,183	10,177
Income tax expense	2,075	1,783	1,292	1,456	1,357	3,858	1,859
Net income	$6,795	$6,530	$5,233	$5,711	$5,827	$13,325	$8,318
Basic and diluted earnings per share	$1.45	$1.39	$1.11	$1.19	$1.20	$2.84	$1.71
Average basic and diluted shares outstanding	4,683	4,691	4,702	4,773	4,850	4,688	4,868
PERFORMANCE RATIOS
Return on average assets	1.11%	1.12%	0.93%	1.08%	1.15%	1.12%	0.87%
Return on average equity	13.58%	13.24%	10.51%	11.56%	12.22%	13.41%	8.80%
Return on average tangible equity (a)	15.25%	14.88%	11.84%	13.03%	13.83%	15.07%	9.98%
Efficiency ratio (unadjusted) (f)	61.37%	62.38%	69.72%	63.00%	63.99%	61.86%	66.67%
Efficiency ratio (adjusted) (a) (b)	60.72%	61.64%	68.94%	62.19%	63.16%	61.17%	65.77%
Non-interest expense to average assets	2.27%	2.30%	2.76%	2.54%	2.62%	2.28%	2.83%
Loans to deposits	72.87%	71.52%	75.40%	79.96%	82.70%	72.87%	82.70%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.72%	3.81%	3.96%	3.91%	4.06%	3.77%	4.21%
Yield on investments	1.21%	1.28%	1.37%	1.61%	1.58%	1.24%	1.87%
Yield on interest-earning assets	2.90%	3.03%	3.23%	3.37%	3.45%	2.97%	3.64%
Cost of interest-bearing deposits	0.22%	0.25%	0.26%	0.26%	0.28%	0.24%	0.37%
Cost of borrowings	3.64%	3.51%	3.52%	3.54%	0.82%	3.58%	1.18%
Cost of interest-bearing liabilities	0.23%	0.26%	0.27%	0.27%	0.29%	0.25%	0.38%
Interest rate spread	2.67%	2.77%	2.96%	3.10%	3.16%	2.72%	3.26%
Net interest margin, fully taxable equivalent	2.76%	2.86%	3.06%	3.20%	3.26%	2.81%	3.40%
CAPITAL
Total equity to total assets at end of period	8.57%	7.97%	8.76%	9.10%	9.49%	8.57%	9.49%
Tangible equity to tangible assets at end of period (a)	7.72%	7.14%	7.87%	8.16%	8.49%	7.72%	8.49%
Book value per share	$43.57	$41.60	$42.53	$41.51	$40.51	$43.57	$40.51
Tangible book value per share (a)	38.90	36.91	37.83	36.83	35.86	38.90	35.86
Period-end market value per share	44.31	41.82	33.95	28.87	27.30	44.31	27.30
Dividends declared per share	0.31	0.26	0.26	0.26	0.26	0.57	0.52
AVERAGE BALANCES Loans and loans held for sale (c)	$1,585,902	$1,557,368	$1,540,618	$1,515,762	$1,456,080	$1,571,714	$1,383,211
Interest earning assets	2,352,908	2,251,334	2,144,891	1,986,043	1,931,107	2,302,402	1,823,335
Total assets	2,447,587	2,357,646	2,249,949	2,094,114	2,032,729	2,402,823	1,920,163
Deposits	2,210,413	2,117,963	2,009,211	1,853,557	1,776,275	2,164,445	1,682,210
Total equity	200,627	200,035	198,036	196,569	191,853	200,332	190,140
Tangible equity (a)	178,681	177,992	175,894	174,302	169,464	178,337	167,688
ASSET QUALITY Net charge-offs	$83	($244)	$3,915	$219	$2,363	($161)	$2,657
Non-performing loans (d)	8,583	9,327	9,952	15,726	17,280	8,583	17,280
Non-performing assets (e)	8,761	9,418	10,189	16,311	17,573	8,761	17,573
Allowance for loan losses	20,676	20,909	20,924	24,590	24,130	20,676	24,130
Annualized net charge-offs to average loans	0.02%	(0.06%)	1.01%	0.06%	0.65%	(0.02%)	0.39%
Non-performing loans to total loans	0.55%	0.59%	0.65%	1.02%	1.15%	0.55%	1.15%
Non-performing assets to total assets	0.37%	0.39%	0.45%	0.75%	0.86%	0.37%	0.86%
Allowance for loan losses to total loans	1.33%	1.32%	1.36%	1.60%	1.61%	1.33%	1.61%
Allowance for loan losses to non-performing loans	240.89%	224.19%	210.25%	156.36%	139.64%	240.89%	139.64%

(a)  See the GAAP to Non-GAAP reconciliations.
(b)  Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non- interest income less net gains or losses on securities transactions.
(c)  Loans and loans held for sale do not reflect the allowance for loan losses.
(d)  Non-performing loans include non-accrual loans only.
(e)  Non-performing assets include non-performing loans plus other real estate owned.
(f)  Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020			Three Months Ended June 30, 2021 vs. 2020
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands) Interest earning assets:
Commercial loans	$1,132,348	$10,613	3.76%	$1,030,364	$10,479	4.09%	$134	$1,009	($875)
Mortgage loans	246,470	2,160	3.52%	198,692	1,859	3.76%	301	426	(125)
Consumer loans	207,084	1,948	3.77%	227,024	2,350	4.16%	(402)	(194)	(208)
Taxable securities	629,789	1,953	1.24%	257,720	1,397	2.18%	556	1,358	(802)
Tax-exempt securities	41,571	327	3.16%	41,669	327	3.16%	—	—	—
Interest-earning deposits	95,646	36	0.15%	175,638	144	0.33%	(108)	(49)	(59)
Total interest earning assets	2,352,908	17,037	2.90%	1,931,107	16,556	3.45%	481	2,550	(2,069)
Non- interest earnings assets:
Cash and due from banks	25,317			24,100
Other assets	90,444			103,786
Allowance for loan losses	(21,082)			(26,264)
Total assets	$2,447,587			$2,032,729
Interest-bearing liabilities:
Interest-bearing checking	$282,420	$55	0.08%	$229,706	$47	0.08%	$8	$8	$—
Savings and money market	958,629	233	0.10%	782,121	228	0.12%	5	48	(43)
Time deposits	273,131	544	0.80%	170,659	551	1.30%	(7)	255	(262)
Long-term advances and other debt	3,746	34	3.64%	27,090	55	0.82%	(21)	(81)	60
Total int.-bearing liabilities	1,517,926	866	0.23%	1,209,576	881	0.29%	(15)	230	(245)
Non-interest-bearing liabilities:
Demand deposits	696,233			593,789
Other liabilities	32,801			37,511
Total liabilities	2,246,960			1,840,876
Shareholders' equity	200,627			191,853
Total liabilities and shareholders' equity	$2,447,587			$2,032,729
Fully taxable equivalent net interest income		16,171			15,675		$496	$2,320	($1,824)
Net interest rate spread (1)			2.67%			3.16%
Net interest margin, fully taxable equivalent (2)			2.76%			3.26%
Taxable equivalent adjustment		(92)			(84)
Net interest income		$16,079			$15,591

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.

(2)  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020			Six Months Ended June 30, 2021 vs. 2020
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,118,307	$21,085	3.80%	$956,257	$20,352	4.28%	$733	$3,180	$(2,447)
Mortgage loans	244,414	4,256	3.51%	195,274	3,695	3.81%	561	870	(309)
Consumer loans	208,993	4,026	3.88%	231,680	4,894	4.25%	(868)	(459)	(409)
Taxable securities	584,180	3,757	1.30%	254,694	2,885	2.28%	872	2,513	(1,641)
Tax-exempt securities	41,272	649	3.17%	41,945	659	3.16%	(10)	(12)	2
Interest-earning deposits	105,236	96	0.18%	143,485	542	0.76%	(446)	(115)	(331)
Total interest earning assets	2,302,402	33,869	2.97%	1,823,335	33,027	3.64%	842	5,977	(5,135)
Non-interest earnings assets:
Cash and due from banks	26,469			24,897
Other assets	95,139			96,923
Allowance for loan losses	(21,187)			(24,992)
Total assets	$2,402,823			$1,920,163
Interest-bearing liabilities:
Interest-bearing checking	$288,426	$122	0.09%	$219,866	$207	0.19%	$(85)	$50	$(135)
Savings and money market	920,076	508	0.11%	766,467	770	0.20%	(262)	130	(392)
Time deposits	283,442	1,123	0.80%	165,805	1,136	1.38%	(13)	591	(604)
Long-term advances and other debt	3,777	67	3.58%	15,569	91	1.18%	(24)	(107)	83
Total int.-bearing liabilities	1,495,721	1,820	0.25%	1,167,707	2,204	0.38%	(384)	664	(1,048)
Non-interest-bearing liabilities:
Demand deposits	672,501			530,072
Other liabilities	34,269			32,244
Total liabilities	2,202,491			1,730,023
Shareholders' equity	200,332			190,140
Total liabilities and shareholders' equity	$2,402,823			$1,920,163
Fully taxable equivalent net interest
income		32,049			30,823		$1,226	$5,313	$(4,087)
Net interest rate spread (1)			2.72%			3.26%
Net interest margin, fully taxable
equivalent (2)			2.81%			3.40%
Taxable equivalent adjustment		(184)			(170)
Net interest income		$31,865			$30,653

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2)  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$16,079	$15,786	$16,397	$15,869	$15,591	$31,865	$30,653
Fully taxable equivalent adjustment	92	91	89	85	84	184	170
Fully taxable equivalent net interest income (non-GAAP)	$16,171	$15,877	$16,486	$15,954	$15,675	$32,049	$30,823
Average interest-earning assets (GAAP)	$2,352,908	$2,251,334	$2,144,891	$1,986,043	$1,931,107	$2,302,402	$1,823,335
Net interest margin - fully taxable equivalent (non-GAAP)	2.76%	2.86%	3.06%	3.20%	3.26%	2.81%	3.40%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
EFFICIENCY RATIO Net interest income (GAAP)	$16,079	$15,786	$16,397	$15,869	$15,591	$31,865	$30,653
Fully taxable equivalent adjustment	92	91	89	85	84	184	170
Fully taxable equivalent net interest income (non-GAAP)	$16,171	$15,877	$16,486	$15,954	$15,675	$32,049	$30,823

Non-interest income (GAAP)	$6,492	$5,621	$5,975	$5,339	$5,080	$12,113	$9,810
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$6,492	$5,621	$5,975	$5,339	$5,080	$12,113	$9,810

Non-interest expense (GAAP)	$13,851	$13,353	$15,597	$13,362	$13,227	$27,204	$26,976
Less: amortization of intangible assets	(89)	(101)	(113)	(120)	(119)	(190)	(251)
Adjusted non-interest expense (non-GAAP)	$13,762	$13,252	$15,484	$13,242	$13,108	$27,014	$26,725

Efficiency ratio (unadjusted)	61.37%	62.38%	69.72%	63.00%	63.99%	61.86%	66.67%
Efficiency ratio (adjusted)	60.72%	61.64%	68.94%	62.19%	63.16%	61.17%	65.77%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except per share and ratio data)	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END) Total shareholders' equity (GAAP)	$203,977	$194,784	$199,699	$197,005	$194,589	$203,977	$194,589
Less: intangible assets	(21,892)	(21,981)	(22,082)	(22,195)	(22,315)	(21,892)	(22,315)
Tangible equity (non-GAAP)	$182,085	$172,803	$177,617	$174,810	$172,274	$182,085	$172,274
Total assets (GAAP)	$2,380,712	$2,442,495	$2,279,451	$2,165,014	$2,050,921	$2,380,712	$2,050,921
Less: intangible assets	(21,892)	(21,981)	(22,082)	(22,195)	(22,315)	(21,892)	(22,315)
Tangible assets (non-GAAP)	$2,358,820	$2,420,514	$2,257,369	$2,142,819	$2,028,606	$2,358,820	$2,028,606
Total equity to total assets at end of period (GAAP)	8.57%	7.97%	8.76%	9.10%	9.49%	8.57%	9.49%
Book value per share (GAAP)	$43.57	$41.60	$42.53	$41.51	$40.51	$43.57	$40.51

Tangible equity to tangible assets at end of period (non-GAAP)	7.72%	7.14%	7.87%	8.16%	8.49%	7.72%	8.49%
Tangible book value per share (non-GAAP)	$38.90	$36.91	$37.83	$36.83	$35.86	$38.90	$35.86

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$200,627	$200,035	$198,036	$196,569	$191,853	$200,332	$190,140
Less: average intangible assets	(21,946)	(22,043)	(22,142)	(22,267)	(22,389)	(21,995)	(22,452)
Average tangible equity (non-GAAP)	$178,681	$177,992	$175,894	$174,302	$169,464	$178,337	$167,688
Return on average equity (GAAP)	13.58%	13.24%	10.51%	11.56%	12.22%	13.41%	8.80%
Return on average tangible equity (non-GAAP)	15.25%	14.88%	11.84%	13.03%	13.83%	15.07%	9.98%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except per share and ratio data)	June 30, 2021	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
NON-GAAP NET INCOME Reported net income (GAAP)	$6,795	$6,530	$5,233	$5,711	$5,827	$13,325	$8,318
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	—
Net income (non-GAAP)	$6,795	$6,530	$5,233	$5,711	$5,827	$13,325	$8,318

Average basic and diluted shares outstanding	4,683	4,691	4,702	4,773	4,850	4,688	4,868

Reported basic and diluted earnings per share (GAAP)	$1.45	$1.39	$1.11	$1.19	$1.20	$2.84	$1.71
Reported return on average assets (GAAP)	1.11%	1.12%	0.93%	1.08%	1.15%	1.12%	0.87%
Reported return on average equity (GAAP)	13.58%	13.24%	10.51%	11.56%	12.22%	13.41%	8.80%

Basic and diluted earnings per share (non-GAAP)	$1.45	$1.39	$1.11	$1.19	$1.20	$2.84	$1.71
Return on average assets (non-GAAP)	1.11%	1.12%	0.93%	1.08%	1.15%	1.12%	0.87%
Return on average equity (non-GAAP)	13.58%	13.24%	10.51%	11.56%	12.22%	13.41%	8.80%

Category: Financial

Source: Chemung Financial Corp

For further information contact:

Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714